Date:	January 2, 2008
Media Contact:	William H. Galligan	Phone:	816/983-1551

bgalligan@kcsouthern.com

KCS Announces Fourth Quarter and Year End 2007 Earnings Release
And Conference Call, Meeting Date

Kansas City, MO, January 2, 2008. Kansas City Southern (KCS) (NYSE:KSU) will release its financial results for fourth quarter and year end 2007 on Tuesday February 5, 2008, before the opening of trading on the New York Stock Exchange.

KCS will also hold its fourth quarter and year end 2007 earnings presentation on Tuesday, February 5, 2008 at 10:00 a.m. Eastern time. The presentation will take place in New York City at 277 Park Avenue, Room 1709. Shareholders and other interested parties who are not able to attend the presentation in person are invited to participate via telephone or live webcast. To join the teleconference, please call (877) 407-0782 (U.S. and Canada), or (201) 689-8567 (International). To participate in the live webcast and to view accompanying presentation materials, please log into the KCS website at www.kcsouthern.com, on February 5, immediately prior to the presentation.

A replay of the presentation will be available by calling (877) 660-6853 (U.S. and Canada) or (201) 612-7415 (International) and entering account 286 and conference ID 264325. The replay will be available through February 19, 2008. The webcast will also remain available at www.kcsouthern.com for two weeks after the earnings release.

Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding includes The Kansas City Southern Railway Company, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Canada and Mexico.

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